Exhibit 99.1

For additional information contact:

Justine Koenigsberg (investors)

Concert Pharmaceuticals, Inc.

(781) 674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(914) 204-6412

kathryn@theyatesnetwork.com

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Announces $65 Million Financing

Financing Provided by Leading Healthcare Funds BVF Partners L.P. and RA Capital Management

Lexington, MA (November 4, 2021) – Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today announced that it has entered into an agreement with BVF Partners L.P. (BVF) and RA Capital Management (RA) to raise gross proceeds of $65 million. In addition, Concert will have the potential to receive an additional $103 million upon the full exercise of warrants being issued in connection with the agreement. Closing of the financing is expected on or about November 5, 2021. With the $65 million raised in this financing, Concert now expects to be able to fund its operations into the fourth quarter of 2022. If the warrants being issued in connection with this financing are fully exercised, Concert expects to be funded beyond the anticipated submission of its New Drug Application for CTP-543, which is expected in early 2023.

The financing consists of the sale of common and preferred stock, warrants and a portion of Concert’s right to receive potential future AVP-786 royalties under an existing licensing agreement with Avanir Pharmaceuticals, Inc. (Avanir).

As part of the financing, BVF and RA will receive an aggregate of 16,250,000 common stock equivalents, warrants to purchase up to 8,125,000 common stock equivalents at an exercise price of $5.34 per share and warrants to purchase up to 8,125,000 common stock equivalents at an exercise price of $7.35 per share. The common stock equivalents will be issued as either shares of common stock or convertible preferred stock.1

Previously, Concert granted Avanir, a subsidiary of Otsuka America, Inc., worldwide rights to develop and commercialize AVP-786 for the treatment of neurologic and psychiatric disorders in exchange for potential future milestones and royalties. Pursuant to this financing, BVF and RA will also receive a portion of potential future AVP-786 royalties currently payable to Concert by Avanir. AVP-786 is currently being evaluated in a number of clinical trials, including Phase 3 trials for the treatment of agitation in patients with dementia of the Alzheimer’s type. Upon the closing of the financing, BVF and RA will collectively own 35% of such royalties, with the percentage increasing incrementally up to 50% if all of the warrants issued in connection with the financing are exercised by the holders.

The securities described above are being offered by Concert pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (SEC), which the SEC declared effective on November 16, 2020. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

[1]

The convertible preferred stock will be equivalent to common stock in all respects except that it will be non-voting and will be convertible into common stock at the holder’s election, subject to beneficial ownership limitations.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company that is developing small molecule drugs that it discovered through the application of its DCE Platform® (deuterated chemical entity platform). Selective incorporation of deuterium into known molecules has the potential, on a case-by-case basis, to provide better pharmacokinetic or metabolic properties, thereby enhancing their clinical safety, tolerability or efficacy. Concert’s lead product candidate is in late-stage development for the treatment of alopecia areata, a serious autoimmune dermatological condition. Concert is also assessing a number of earlier-stage pipeline candidates.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including, among others, statements about our expectations regarding the anticipated terms, timing and completion of this financing, the timing of regulatory filings and the sufficiency of our cash and cash equivalents to fund our operations, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether or not Concert will be able to raise capital through the sale of common stock, the financial terms of the proposed offering, Concert’s ability to satisfy customary closing conditions related to the proposed financing, market and other conditions, the sufficiency of our cash, cash equivalents and investments to fund our operations, and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, in the preliminary prospectus supplement related to the proposed offering filed with the Securities and Exchange Commission on or about the date hereof and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

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